EXHIBIT 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

SONOSITE, INC.

Pursuant to the Washington Business Corporation Act (the “Act”), the following constitutes the Amended and Restated Articles of Incorporation of SonoSite, Inc., a Washington corporation.

ARTICLE I

NAME

The name of this corporation is SonoSite, Inc.

ARTICLE II

PURPOSE

This corporation is organized for the purpose of engaging in any business, trade or activity which may be conducted lawfully by a corporation organized under the Act.

ARTICLE III

SHARES

This corporation is authorized to issue 100 shares of common stock, no par value per share.

ARTICLE IV

NO PREEMPTIVE RIGHTS

Except as may otherwise be provided by the Board of Directors, no preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

ARTICLE V

NO CUMULATIVE VOTING

At each election for directors, every shareholder entitled to vote at such election has the right to vote in person or by proxy the number of shares held by such shareholder for as many persons as there are directors to be elected. No cumulative voting for directors shall be permitted.

ARTICLE VI

BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the Bylaws or adopt new Bylaws. Nothing herein shall deny the concurrent power of the shareholders to adopt, alter, amend or repeal the Bylaws.

ARTICLE VII

REGISTERED AGENT AND OFFICE

The name of the registered agent of this corporation and the address of its registered office are as follows:

Name	Address

Corporation Service Company	300 Deschutes Way SW Suite 304 Tumwater, WA 98501

ARTICLE VIII

SHAREHOLDER VOTING REQUIREMENTS

FOR CERTAIN TRANSACTIONS

In order to obtain shareholder approval in connection with the following corporate actions, such actions must be approved by each voting group of shareholders entitled to vote thereon by a majority of all the votes entitled to be cast by that voting group: (1) amendment of the Articles of Incorporation; (2) a plan of merger or share exchange; (3) the sale, lease, exchange, or other disposition of all, or substantially all, of the corporation’s assets other than in the usual and regular course of business; or (4) dissolution of the corporation.

ARTICLE IX

SHAREHOLDER ACTION ON LESS THAN

UNANIMOUS CONSENT

In any matter requiring shareholder action, the shareholders may act without a meeting or a vote by means of execution of a single consent or multiple counterpart consents by shareholders holding of record, or otherwise entitled to vote in the aggregate, the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted. No period of advance notice is required to be given to any nonconsenting shareholders.

ARTICLE X

LIMITATION OF DIRECTORS’ LIABILITY

To the fullest extent permitted by the Act, a director of the corporation shall not be liable to the corporation or its shareholders for conduct as a director. Any amendments to or repeal of this Article X shall not adversely affect any right or protection of a director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

In addition to any requirements of law and any other provisions herein or in the terms of any class or series of stock having a preference over the common stock as to dividends or upon liquidation (and not withstanding that a lesser percentage may be specified by law), the affirmative vote of the holders of two- thirds or more of the voting power of the then outstanding voting stock, voting together as a single class, shall be required to amend, alter or repeal any provision of this Article X.

ARTICLE XI

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The corporation may indemnify and hold harmless each individual who is or was serving as a director, officer, employee or agent of the corporation or who, while serving as a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any and all liability incurred with respect to any proceeding to which the individual is or is threatened to be made a party because of such service, and shall make advances of reasonable expenses with respect to such proceeding, to the fullest extent permitted by the Act, without regard to the limitations in RCW 23B.08.510 through 23B.08.550 and 23B.08.560(2); provided that no such indemnity shall indemnify any director or officer from or on account of (1) acts or omissions of the director or officer finally adjudged to be intentional misconduct or a knowing violation of law; (2) conduct of the director or officer finally adjudged to be in violation of RCW 23B.08.310; or (3) any transaction with respect to which it was finally adjudged that such director or officer personally received a benefit in money, property, or services to which the director or officer was not legally entitled. To the extent permitted by the Act, the rights to indemnification and advance of reasonable expenses conferred in this Article XI shall not be exclusive of any other right which any individual may have or hereafter acquire under any statute, provision of the bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

Dated March 29, 2012.

/s/ KEVIN M. GOODWIN
Kevin M. Goodwin President and CEO

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